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                                                                    EXHIBIT 10.6

                      DDGS MARKETING AND SERVICES AGREEMENT

     This Agreement is made and entered into this 8th day of March, 2002 by and between Northern Lights Ethanol, LLC (hereinafter referred to as "Company"), and Broin Enterprises, Inc. d/b/a Dakota Commodities having an address of 851 Washington Street, Scotland, South Dakota 57049 (hereinafter referred to as "Marketer"),

RECITALS:

     A) Company will produce Dry Distiller's Grain with Solubles, Modified Wet Distiller's Grain, Wet Distiller's Grain and Solubles (syrup) (collectively the "DDGS") at its plant in Grant County, South Dakota.

     B) Company would like to utilize the services of a DDGS marketer to market DDGS from its plant to be sited in Grant County, South Dakota.

     C)   Marketer is in the business of marketing DDGS in the United States.

     D) The parties desire to enter into and execute this Agreement for the purpose of setting forth agreed upon terms and conditions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties agree as follows:

1. MARKETING RIGHTS. Company gives Marketer exclusive rights to market all DDGS produced from its DDGS plant in Grant County, South Dakota.

2. TERM OF AGREEMENT. The term of this agreement shall commence approximately three hundred and sixty five (365) days following the date the plant begins processing corn or sooner upon mutual consent of the parties. The term of this agreement shall continue for a minimum of five (5) years from the time the term begins or the plant begins operation, whichever is later. This agreement renews automatically for additional five (5) year periods, at the end of each five (5) year period, unless terminated by either party. At the end of each five (5) year period, either party may terminate this agreement by giving ninety (90) days notice of termination to the other party prior to the end of the then current term. Within fifteen (15) days of written notice of termination by the Company, Marketer will provide Company a quantity per month of DDGS for up to one (1) year from termination that will be needed to fulfill sales contracts in existence at the time of termination. Company agrees that all existing contracts disclosed in the fifteen (15) day period will be fulfilled, and that the terms of this agreement will remain in effect for all such DDGS.

3. MARKETING SERVICES PROVIDED. Marketer will provide to Company the following marketing services:

     a. MARKETING. Marketer will affect the sale of Company's DDGS at available market prices.

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     b.   SCHEDULING AND DISTRIBUTION. Marketer will be responsible for scheduling all shipments of Company's DDGS. Marketer will provide to Company a shipping order, and Company will provide a combined shipping schedule as stated in Section 5 below.
     c. FREIGHT. When necessary to market Company's DDGS, Marketer will arrange freight for shipment of Company's DDGS. Company will pay all freight costs.
     d. CUSTOMER CREDITWORTHINESS. Marketer will make reasonable efforts to review the creditworthiness of Company's DDGS customers. As deemed necessary at Marketer's discretion, Marketer will obtain at its expense credit bureau reports or Dunn and Bradstreet reports for customers of Company.
     e. ACCOUNTS RECEIVABLE. All accounts receivable losses arising from the sale of DDGS are the sole responsibility of the Marketer.
     f. TITLE TO AND RISK OF LOSS. Title to and risk of loss shall pass from Company directly to Company's customer according to the provision of each sale transaction.
     g. TRANSACTION PROCESSING. Marketer will be responsible for invoicing all DDGS marketed, receiving payments from customers, and paying freight and/or storage when necessary. Company will be responsible for furnishing Marketer a report by 10:00 AM each workday of the previous day's shipments. Marketer will send to the customers invoices the same day as the report is received.
     h. REMITTANCE OF PAYMENT. Each week a payment will be made to Company for all DDGS invoiced thirteen to nineteen (13-19) days prior to said date and that has been paid by Company's customers. This payment will be adjusted for freight and storage costs as described above in this Section and the Marketing Fee stated in Section 4 of this Agreement.

4. MARKETING FEE. The Marketing Fee will be three percent (3%) of gross monthly DDGS sales, F.O.B. the plant site.

5. REPORTING. Marketer will provide Company with the following reports on a schedule described below during the term of this Agreement:

          Shipping Orders -             Daily
          Market Information -          Weekly
          Sales Summary -               Monthly

     Company will provide Marketer with the following reports on a schedule described below during the term of this Agreement:

          Daily Production -            Daily
          Combined Shipping Schedule -  Daily

     In addition to the aforementioned reports, Company will timely inform Marketer of daily inventories, plant shutdowns, daily production projections, and any other information requested by Marketer in order for Marketer to perform under this Agreement. In the event of a planned shutdown (such as for boiler inspections, major anticipated repairs,

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     expansions) in excess of four hours, Company shall notify Marketer of the date and length of the planned shutdown at least two weeks prior to the planned shutdown.

6. DISCONTINUATION OF PRODUCTION. In the event that Company wishes to discontinue or reduce the production of DDGS, Company will notify Marketer one year in advance of Company's decision so that all contract commitments made by Marketer for Company may be met. If less than one year notice of discontinuance or reduction of production is provided to Marketer, or if unforeseen circumstances cause Company to cease or reduce production at its plant, Company grants Marketer the power to buy in DDGS shortfalls for the account of the Company on any unfilled contacts, and any associates losses will be reimbursed by Company to Marketer.

7. LIABILITY. Company recognizes that Marketer will be performing its duties hereunder as an undisclosed agent for and on behalf of Company. Nevertheless, and all liability related to the DDGS, including but not limited to DDGS quality and condition, the timely delivery of DDGS, and the handling, transportation, and storage, shall remain the sole responsibility of Company, except to the extent provided in Section 7.

8. INDEMNIFICATION OF MARKETER. Company shall indemnify, hold harmless and defend Marketer, and its officers, directors, employees and agents from and against any and all claims, actions, damages, liabilities and expenses, including but not limited to attorney's and other professional fees, in connection with the loss of life, personal injury and/or damage to property of third parties, arising from or out of Marketer's services provided under the terms and conditions of this Agreement, for Company's breach of this Agreement, the quality and condition of the DDGS, the breach of any warranty or representation regarding the quality and condition of the DDGS, the failure of the Company to timely deliver DDGS, and the handling, transportation and storage, except that Company shall not indemnify, hold harmless and defend Marketer from (i) the negligent or intentional acts of Marketer and its officers, directors, employees and agents, (ii) any act beyond the scope of the Marketer's services to be rendered under the terms and conditions of this Agreement, and (iii) any violation of laws, regulations, ordinances and/or court orders by Marketer.

9. INDEMNIFICATION OF COMPANY. Marketer shall indemnify, hold harmless and defend Company, and its officers, employees and agents from and against any and all claims, actions, damages, liabilities and expenses, including, but not limited to, attorneys' and other professional fees, in connection with Marketer's breach of this Agreement and, in connection with loss of life, personal injury and/or damage to property of third parties arising from or out of (i) the negligent or intentional acts of Marketer and its officers, directors, employees and agents, (ii) any act beyond the scope of Marketer's services to be rendered under the terms and conditions of this Agreement, and (iii) any violation of laws, regulations, ordinances and/or court orders by Marketer.

10. INSURANCE. Marketer will furnish Company with an insurance certificate verifying that Marketer has commercial general liability insurance.

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11.  ENTIRE AGREEMENT AND AMENDMENT. This Agreement contains the entire
     Agreement between the parties. No oral statements, representations or prior written matter not contained in this Agreement shall be binding upon the parties. This Agreement shall not be amended or modified in any manner except by a writing executed by both parties.

12. CONFIDENTIAL NATURE OF AGREEMENT. Marketer and Company agree to keep all sales, prices, inventory positions, and the details of this Agreement strictly confidential.

13. ASSIGNMENT. This Agreement shall not be assigned by either party, except to an affiliate controlled by or in control of said party, without the written consent of the other party.

14. GOVERNING LAW. This Agreement shall be governed, construed and enforced under the laws of the State of South Dakota.

15. FORCE MAJEURE. Marketer shall not be liable to Company for its failure to deliver services hereunder, and Company shall not be liable to Marketer for its failure to produce DDGS, when such failure shall be due to the failure of processing equipment, fires, floods, storms, weather conditions, strikes, lock outs, other industrial disturbance, riots, legal interference, governmental action or regulation, acts of terrorism, acts of God or public enemy, or, without limitation by enumeration, any other cause beyond Marketer's or Company's reasonable control; provided Marketer or Company shall promptly and diligently take such action as may be necessary and practicable under the then existing circumstances to remove the cause of failure and resume delivery of services or DDGS. The party seeking to invoke this provision shall provide notice within 48 hours or such other time as is reasonable under the circumstances. The party shall further notify the other party as to the time when the force majeure condition is no longer in effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

                                        Northern Lights Ethanol, LLC

                                        By:    /s/ Delton Strasser
                                            ------------------------------------
                                         Print:  Delton Strasser
                                         Its:    Chairman

                                        Broin Enterprises, Inc., d/b/a Dakota
                                        Commodities

                                        By:   /s/ Jeffrey S. Broin
                                            ------------------------------------

                                        Its:  C.E.O.
                                             ----------------------------------

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                        FIRST AMENDMENT TO DDGS MARKETING
                              AND SERVICE AGREEMENT

         This First Amendment to DDGS Marketing and Service Agreement (the "First Amendment") is, for good and valuable consideration, entered into by and between Northern Lights Ethanol, LLC (the "Company") and Broin Enterprises, Inc. d/b/a/ Dakota Commodities (hereinafter referred to as "Marketer").

                                    RECITALS

A. The parties entered into a DDGS Marketing and Service Agreement dated the 8th of March, 2002 (hereinafter referred to as "Agreement"), relating to the marketing of Dry Distiller's Grain with Solubles, Modified Wet Distiller's Grain, Wet Distiller's Grain and Solubles (collectively the "DDGS") from the ethanol plant located in Grant County, South Dakota.

B. The term of the Agreement, and all services related thereto, were to commence either 365 days following the date the ethanol plant began processing corn, or earlier, upon mutual consent of the parties.

C. The Company and Marketer have mutually agreed to commence the term of this Agreement sooner than 365 days following the date the ethanol plant begins processing corn, and agree to commence the term of the Agreement on the date indicated below.

         NOW, THEREFORE, the parties agree that such Agreement may be amended to read as follows:

         Section Two (2), first sentence, page 1, of the Agreement shall read as follows:

                  The term of this agreement shall commence on May 10, 2002.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date written below.


                                                 NORTHERN LIGHTS ETHANOL, LLC


                                                 By:  /s/ Delton Strasser
                                                 Its:  Chairman


                                                 BROIN ENTERPRISES, INC.

                                                 By:  /s/ Garret Gall
                                                 Its:  General Manager